UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 15, 2014

Zoetis Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35797	46-0696167
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

100 Campus Drive, Florham Park, NJ	07932
(Address of principal executive offices)	(Zip Code)

(973) 822-7000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amendment and Restatement of the Zoetis Supplemental Savings Plan
On September 15, 2014, pursuant to an action by the Board of Directors of Zoetis Inc. (the “Company”), the Company adopted an amendment and restatement of the Zoetis Supplemental Savings Plan (the “SSP”). The SSP is a nonqualified deferred compensation plan providing benefits, on an unfunded basis, to a select group of management or highly compensated employees. All of the named executive officers of the Company are eligible to participate in the SSP.
The revisions to the SSP made by the amendment include (i) expanding the plan to provide for Company profit-sharing credits to be made under the SSP to the extent profit-sharing contributions which otherwise would have been made into the tax-qualified Zoetis Savings Plan could not be made to that plan due to the tax law limit on aggregate annual contributions to a tax-qualified plan; (ii) permitting mid-year elections to defer salary and bonus under the SSP by newly-hired and newly-eligible employees; (iii) expanding the flexibility and changing the timing of participant deferral elections, but not the maximum amounts that can be deferred; (iv) permitting the Company to make discretionary credits to the plan accounts of eligible employees, and to determine the applicable vesting schedule for such credits; (v) providing for indemnification by the Company of the Zoetis Savings Plan Committee (the “Committee”), which administers the SSP, and the employees performing certain functions delegated by the Committee; (vi) eliminating the requirement that the SSP be funded in the event of a change in control of the Company; and (vii) various changes to clarify plan language and reflect administrative practices.
The foregoing description of the amended and restated Zoetis Supplemental Savings Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the amended and restated Zoetis Supplemental Savings Plan, which the Company plans to file with its Quarterly Report on Form 10-Q for the third quarter of 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOETIS INC.

By:	/s/ Heidi C. Chen
Name:	Heidi C. Chen
Title:	Executive Vice President, General
Counsel and Corporate Secretary
Dated: September 15, 2014